EXCLUSIVE COOPERATION AGREEMENT

This Exclusive Cooperation Agreement is entered into by and between the following parties (each, a “Party” and collectively, the “Parties”) as of August 1, 2008:

1.

 Linking Target Limited (“LTL”)

Address:	1/F, Xiu Ping Commercial Building,104 Jervois ,Sheung Wan ,Hong Kong
Fax:	852-21160163
Represented by:	Chong Wai Lan

2.

China Construction Guaranty, Inc. (“CCG”)

Address:	9WN, LuBan Office Building ,Hong Li Xi Road, Futian District, Shenzhen ,P.R.C.
Fax:	0755-82520516
Represented by:	Zeng Jiashou

RECITALS

WHEREAS, “CCG” is a company organized and existing under the laws of the People’s Republic of China (“PRC”);

WHEREAS, LTL is a company organized and existing under the laws of the British Virgin Islands;

WHEREAS, CCG desires and LTL agrees to provide capital support and other necessary services to CCG;

WHEREAS, the Parties desire to set forth certain covenants and agreements between and among themselves in connection with the exclusive cooperation relationship contemplated by this Agreement;

NOW, THEREFORE, in consideration for the mutual covenants and promises set forth herein, each Party agrees as follows:

AGREEMENT

1.

DEFINITION

Unless otherwise defined in the Agreement, the following definitions shall be used in this Agreement:

“Business scope of CCG” shall mean the business scope as described in the business license of CCG, which includes, without limitation, engaging in the business of guaranty，establishment of separate entities(subject to separately administrative approval).

“Business” shall refer to any business activities that, according to existing laws and regulations of PRC, are permitted to be engaged by CCG, and specifically include corporation’s performance of contract, corporation’s performance of contract (to be transferred), bank bidding, bank agreement fulfillment, employees confidentiality guaranty, charge for temporary funding service, employees credibility guaranty .

“Service” shall mean all the services provided by LTL to CCG under Clause 2.1.1(1) hereof.

2.

EXCLUSIVE COOPERATION RELATIONSHIP

2.1

Scope of Cooperation

2.1.1

Exclusive Business Cooperation

Referring to the Business, the cooperation between CCG and LTL will include, without limitation:

(1)

LTL shall provide the Service to CCG as below:

(a)

Human resources support for the business development of CCG.

(b)

Furnishing of consultation in association with CCG’s Guaranty Business and other relevance services.

(c)

Provision of training services, and

(d)

Other legitimate service and support as agreed by the parties.

(2)

After the signing of the formal agreement, LTL or any other party/parties nominated by LTL shall provide relevant services to CCG in accordance with this agreement.  Without the prior written consent from LTL, CCG shall be refrained from being involved in any other similar contract which is of the same nature as this agreement in association with any other third party.

(3)

LTL is entitled to, at its sole discretion, initiatives such as requiring CCG to co-establish a joint venture to facilitate the business development or, purchasing, part or all shares of CCG for the purpose of engaging into any business activities.  As soon as the formal agreement is signed by the parties, CGC shall not engage in any joint venture with any third party for any purpose with regard to the same business activities without the prior written consent from LTL.

(4)

The Parties hereby agree that any marketing and business development activities shall be in the name of LTL or its joint venture, according to the decisions of LTL.  LTL has the right to require CCG to mark on any marketing documents, advertising brochures and any other materials of this kind the full name of the LTL.  After the signing of the formal agreement, without the prior written consent from LTL, CCG shall not engage in any marketing and business development activities, or print out and distribute any marketing material, with any third party.

(5)

The Service provided by LTL is of exclusive nature.   Upon the singing of the formal Agreement, without the prior written consent from LTL, CCG shall not sign any agreement with any third party for the same or similar service as stated in this Agreement.

2.1.2

Right Not to Perform

Notwithstanding anything to the contrary, LTL may decline to perform any of its service as set forth above if LTL, based on its sole judgment, reasonably and in good faith believes that it is not in a position to render such service as required by CCG; provided, however, that LTL shall promptly notify CCG of its such decisions and provide reasonable assistance to CCG in making alternative arrangements.

2.2

 Exclusivity

After the signing of this agreement, without the prior written consent from LTL, CCG shall not engage in any other activities that:

At the sole discretion of LTL, may impair LTL’s exclusive right granted hereunder.

CCG shall take all necessary actions (including but not limited to corporate actions) to ensure that LTL be the exclusive cooperation partner in any possible business activities, provided however, such cooperation shall not violate any PRC laws and regulations.  Except as otherwise provided herein, CCG shall inform LTL of any contract offer from any client relevant with the Business as soon as practicable.

3.

CONSIDERATION FOR THE EXCLUSIVE COOPERATION RELATIONSHIP

3.1

Consideration

100% of the net profit of CCG shall be paid to LTL on a monthly basis as the service compensation.

4.

REPRESENTATIONS AND WARRANTIES OF CCG

CCG shall hereby make the following representations and warranties for the benefit of LTL:

4.1

Corporate Existence and Power

CCG is a limited liability company duly organized and validly existing under the laws of the People’s Republic of China, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry out its business as now or planned to be conducted.

CCG has not ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of CCG or the winding up or cessation of the business or affairs of CCG.

4.2

Authorization; Consent From Other Party

CCG has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and all related documents and it has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents.

CCG has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and other related documents, and to perform the obligations under this Agreement and other related documents.

CCG shall not be required to give any notice to or to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated hereunder.

CCG has secured all governmental authorizations as necessarily required in order to carry out its business legally, to possess and utilize its current assets.To the best knowledge of CCG, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

4.3

No Conflicts of Interests

Execution and performance of this Agreement by CCG will not contravene, conflict with, or result in violation of

(A) any provision of the organizational documents of CCG;

(B) any resolution adopted by the board of directors or the shareholders of CCG; (C) any laws and regulations to which the exclusive cooperation arrangement contemplated in this Agreement is subject; and

(D) any contract or any provisions of such contract, in relation to which CCG is a party or is being bound.

5.

REPRESENTATIONS AND WARRANTIES OF LTL

LTL hereby makes the following representations and warranties for the benefit of CCG:

5.1

Authorization: Consent From Other Party

LTL has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and all related documents and it has the corporate power and authorization to execute, deliver and perform this Agreement and other related documents.

5.2

No Conflicts of Interests

Execution and performance of this Agreement by LTL will not contravene, conflict with, or result in violation of

(A) any provision of the organizational documents of LTL;

(B) any resolution adopted by the board of directors or the shareholders of LTL; (C) any laws and regulations to which the exclusive cooperation arrangement contemplated in this Agreement is subject; and

(D) any contract or any provisions of such contract, in relation to which LTL is a party or is being bound.

6.

TERMINATION

This Agreement shall become effective upon signing by the Parties for a period of twenty (20) years, unless terminated by LTL unilaterally.  This Agreement shall be automatically renewed further for a period of twenty(20) years when the aforesaid period expires, unless terminated by LTL unilaterally.

7.

MISCELLANEOUS PROVISIONS

7.1

Notices

Any notices given pursuant to this Agreement must be in the form of writing. Notices may be delivered in person, sent by registered airmail (postage prepaid) or by a recognized courier service, or sent by facsimile transmission to the Parties’ addresses first set forth above.  Notices given by personal delivery will be deemed effectively given on the date of personal delivery.  Notices given by registered airmail (postage prepaid) will be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).  Notices given by air courier will be deemed effectively given on the date of delivery (as indicated by the airway bill). Notices given by facsimile transmission will be deemed effectively given on the first (1st) business day following the date of transmission.  Any Party may at any time change its address for service of notices by delivering written notice of its new address to the other Parties in accordance with this Article 7.1.

7.2

Disputes; Arbitration

(a)

Mandatory Arbitration   All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with  Article 7.2 hereof.

(b)

Friendly Negotiation   Before any arbitration is commenced pursuant to this Article 7.2, the Parties must endeavour to reach an amicable settlement of the dispute through friendly negotiation.

(c)

Commencement of Arbitration   If no mutually acceptable settlement of the dispute is made within sixty (60) days from the commencement of the settlement negotiation or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration.

(d)

Arbitration  Any arbitration commenced pursuant to this article 7.2  will be conducted in Hong Kong under the local Arbitration Rules  by Hong Kong International Arbitration Center in accordance with such rules.

7.3

Headings and Gender

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references made to “Section” or “Sections” shall refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.4

Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.5

Waiver

No failure or delay by any Party to exercise any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

7.6

Integration

This Agreement contains the sole, final and complete expression and understanding between the Parties with respect to the exclusive cooperation arrangement contemplated herein.

7.7

Assignments, Successors, and no Third-Party Rights

CCG shall not assign any of its rights under this Agreement without the prior consent of LTL, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be applied to, and be binding in all respects upon, the successors and permitted assignees of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

7.8

Governing Law

This Agreement will be construed, and the rights and obligations under this Agreement will be determined, in accordance with the laws of the Hong Kong, regardless of the principles of conflict of laws thereunder.

7.9

Amendment

This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

7.10

Language and Counterparts

This Agreement may be executed in any number of counterparts. When each Party has signed and delivered to all other Parties at least one such counterpart, each of the counterparts will constitute one and the same instrument. This Agreement is written in the Chinese language.

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IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Cooperation Agreement to be executed by their duly authorized representatives as of August 1, 2008.

“CCG”:

China Construction Guaranty, Inc.
/sd./ __________________
Name: Zeng Jiashou
Its: Legal Representative

“LTL”:

Linking Target Limited
/sd./ __________________
Name: Chong Wai Lan
Its: Director